Exhibit 99.1

FINAL TRANSCRIPT

CCBN StreetEventsSM

CCBN StreetEvents Conference Call Transcript

FLE - Q3 2004 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Mar. 04. 2004 / 10:30AM PT
Event Duration: N/A

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FINAL TRANSCRIPT

FLE - Q3 2004 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises, Inc. - Director of IR

Ed Caudill

Fleetwood Enterprises, Inc. - President, CEO

Jim Smith

Fleetwood Enterprises, Inc. - VP Towable Operations

Chris Braun

Fleetwood Enterprises, Inc. - SVP RV Group

Andy Griffiths

Fleetwood Enterprises, Inc. - VP, Controller

Len McGill

Fleetwood Enterprises, Inc. - SVP Corporate Finance

Lyle Larkin

Fleetwood Enterprises, Inc. - VP, Treasurer

CONFERENCE CALL PARTICIPANTS

John Diffendal

BB&T Capital Markets - Analyst

Barbara Allen

Natexis Bleichroeder - Analyst

Bill Gibson

Nollenberger Capital - Analyst

Derrick Wenger

Jefferies & Co. - Analyst

Robert Rodriguez

First Pacific Advisors - Analyst

Eliot Glazer

DuPasquier - Analyst

Michael Novak

Frontier Capital - Analyst

Richard Chiam

Kensington Management Group - Analyst

David Ross

Praxis (ph) - Analyst

Robert Weaver

Forest Investments - Analyst

Mitchell Golden

RH Capital - Analyst

PRESENTATION

Operator

Good afternoon. My name is Holly and I will be your conference facilitator. At this time, I would like to welcome everyone to the Fleetwood Enterprises third-quarter financial results call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there’ll be a question-and-answer period. (OPERATOR INSTRUCTIONS). Thank you. I would now like to turn the call over to Ms. Kathy Munson. You may begin your conference.

Kathy Munson - Fleetwood Enterprises, Inc. - Director of IR

Good day and welcome to Fleetwood Enterprises’ conference call to the third quarter of fiscal 2004. I am Kathy Munson, Director of Investor Relations.

Before we start, there are a few housekeeping items. First, we hope that all of you have accessed, via the Internet or facsimile, this morning’s news release announcing Fleetwood’s results for the third quarter ended January 25, 2004. The Company’s 10-Q was also filed this morning.

Additionally, this call is being broadcast live over the Internet at www.streetevents.com and www.fulldisclosure.com and is accessible from our own Web site, www.Fleetwood.com. A replay of the call will be available at each site shortly after the end of this call and the call is being taped. If you have any questions about accessing any of this information, please call the PondelWilkinson Investor Relations office in California at 323-866-6060 after the conference call.

Please be advised that statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements. These statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified and the Company’s Form 10-K and other SEC filings.

These risks and uncertainties include, without limitation, the following items — the cyclical nature of both the manufactured housing and recreational vehicle industry; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of changes in consumer confidence levels; continued acceptance of the Company’s products; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; the availability and pricing of raw materials; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies.

Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move on to today’s call. Ed Caudill, President and Chief Executive Officer, is our sole presenter today because Boyd Plowman is out due to elective surgery. Ed will provide an overall picture of our business, financial results and outlook. Then we have a number of people here ready to address your questions. I’ll now turn the call over to Ed Caudill, Fleetwood’s President and CEO.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Thanks, Kathy. Again, welcome to our conference call to discuss the results of the third quarter of fiscal year 2004.

During the quarter, higher revenues and a continuing focus on our margins competed with the seasonality that is inherent in both of our businesses and was compounded by the continued weakness in the manufactured housing industry. As a result, we posted a loss of $10.2 million, or 26 cents per share, which, despite the adverse conditions, compares favorably to last year’s third-quarter loss of $18.4 million, or 51 cents per share.

Further evidence of the positive trend is the fact that we earned $1.4 million in operating income, which was a solid turnaround from last year’s third-quarter operating loss of $23.1 million.

As a whole, our five manufacturing divisions generated operating profits of 9.7 million, which is also in sharp contrast to last year’s operating loss of 14.4 million.

Recreational vehicle revenues for the third quarter increased 32 percent, from $310.5 million to 410 million, with impressive increases in both motor homes and travel trailers. There are three reasons for the improved revenues. Industry sales are currently growing. We are outperforming the industry, particularly in higher-end models in both categories, and we’ve instituted some price increases that went into effect before the end of the calendar year. Folding trailer sales declined in concert with the industry segment, which saw a 16 percent drop in unit retail sales during calendar 2003.

As for manufactured housing, we are excited to report the first positive quarter-to-quarter revenue comparisons since October 1999. While the industry still faces significant challenges, we do believe this demonstrates that the rate of decline in shipments, particularly for us, has slowed considerably.

Quarterly revenues in the manufacturing division declined just 1 percent year-over-year. As a comparison, industry shipments declined 9.7 percent in December. Sales from our company-operated stores were up 14 percent on an 11 percent increase in unit sales.

Net income for the first nine months of fiscal 2004 also showed a positive trend, improving from a $15.3 million loss last year to a $4.5 million net loss this year. We believe that the same strategies, — and the tactics that are built around those strategies — that have turned our numbers in a positive direction will continue to generate improved results over the immediate future. I will discuss the numbers in more detail in a moment.

First, let me stress that our overarching strategy at Fleetwood Enterprises in both our industries continues to be to provide high-quality products that have a superior value quotient. We continue to make strategic investments in product development and marketing, particularly in the RV Group, where the market is driven by what’s new and exciting.

We’ve been gratified to see the quick results that some of our cutting-edge products have generated. For example, we featured the Gearbox trailer, our lifestyle support vehicle or toy hauler, and a new Pace Arrow, our high-end gasoline motor home, at the National Dealer Show in December. Both have performed well in that short period of time since, with the Gearbox having the third-highest sales numbers of any travel trailer in the Western region in December and the Pace Arrow accelerating its competitive advantage, which is shown by its 16.7 percent jump in retail market share from the end of 2002 through 2003.

Our market share in Class A diesel motor homes and fifth wheel travel trailers continued to grow. In 2003, our diesel retail share improved to 20.4 percent, up from 18.3 percent in the prior year, while our fifth wheel share grew to 8.6 percent from 7 percent in the prior year. These are areas that we’ve targeted because they are expanding more quickly than others and command higher margins.

We are also anticipating market share growth in conventional trailers and Class C motor homes soon.

We fully agree with those that suggest that the future of RV sales is bright. Demographics are certainly on our side, with a wave of baby boomers now entering the age bracket that has been the industry’s traditional sweet spot for attracting new buyers into the lifestyle. Another positive sign is that the rental market is growing, serving as a means to expose new potential customers to the RV lifestyle, which we think many will adopt for the years to come.

In the short term, RV sales tend to track consumer confidence pretty closely, so that is another trend we watch very carefully.

We have stated our intention to pursue strategic partnerships or relationships where they make sense. In that regard, we’ve just finalized an exclusive agreement with Dupont for RV paint. Our previously announced alliances, such as the one with Goodyear tires, have not only proven to be successful in terms of pricing, but also in quality and dependability.

In the Housing Group, we continue to emphasize our vertically integrated model. The successful completion this quarter of the $75 million warehouse line for HomeOne Credit Corporation puts us in a better position for this strategy to make an impact on our overall operations. We will continue to ramp up this lending capability, which we believe has already had an impact on our sales at our retail stores. We have also just begun to roll out HomeOne financing to some selected, exclusive, independent retailers.

We think we have, at long last, concrete reasons for optimism for the recovery of the manufactured housing industry. As most of you are all too aware, weak lending practices in the late 1990s resulted in loan defaults, repossessions and lenders exiting the industry. We believe, though, that retail demand did not evaporate. However, some large part of that demand has been satisfied by inventory of cheap, repossessed houses, which are readily available on retail lots. In a price-sensitive market, this has been tough competition for manufacturers of new homes. We now see signs, however, that the inventory of repossessed homes is shrinking and the rates of default that create new repossessions have begun to slow.

At the same time, new national lenders are tentatively coming back into retail lending, further helping drive incremental sales of new homes. Fannie Mae helped the conforming loan market with its announcement last month that it intends to loosen some of the more burdensome restrictions that it imposed on such mortgages. We are also encouraged to see that manufactured housing ABS market, which until about a year ago had been a strong source of funds for retail lenders, finally showed some receptivity to MH paper with results of a recent Origin offer.

As a result of all these factors, we’re looking forward to a double-digit percentage improvement in shipments in calendar 2004. The turn in the industry isn’t happening overnight, however, and we don’t expect that shift to begin until the second half of the calendar year.

In both groups, we’re constantly looking for ways to reduce costs and to operate more efficiently because, for me, the key goal of our business in the end is to maximize our profitability.

Some of you are familiar with the savings we’ve attained through consolidating our purchasing power, for instance, but after tightly controlling our costs to get us through some difficult times in the past years, the exciting part of the message today is that we feel that we are now positioned to reap the benefit of the other part of the equation, growing the top line with innovative and high-quality products and expanding new product categories and product offerings.

The Chinese like to say, “May you live in interesting times.” These are indeed interesting times but finally, we think, for all the right reasons.

Okay, now, let’s turn to some specific factors that affected our financial results. Our net loss decreased by 45 percent from the prior year to $10.2 million. The most important factor in the quarterly improvement over the prior year was the increase in revenues. Overall, sales rose 21 percent to $597.8 million, supported primarily by a 28 percent gain in motor homes and a 61 percent gain in travel trailers.

A significant improvement in manufacturing gross margins from 14.5 to 16.3 percent was another reason for the improvement. Gross margins improved dramatically in the Travel Trailer division, from 1.1 percent last year to 12.6 percent this year. They also were stronger in the manufacturing division of housing and in motor homes, resulting from lower manufacturing costs as a percentage of sales, along with some price increases that went into effect during the early part of the quarter.

The motor home division continues to be our strongest performance in market share, revenues and operating profit. Its $14.1 million operating profit, along with a $3.6 million gain on the sale of our drapery operation by the supply division, were the positives in an otherwise seasonally slow quarter.

Our cost-cutting efforts continue to pay dividends, as our operating expenses declined from 21 percent as a percentage of sales last year to 17.9 percent for the current third quarter.

For the first nine months of fiscal 2004, the Company’s net loss narrowed significantly to $4.5 million, compared to a net loss of $15.3 million in last year’s same period. Revenues for the first nine months increased 10 percent to 1.92 billion from $1.75 billion for the same period last year. Also contributing to the improved results were operating expenses declining by 3 percent for the first nine months this year, mainly due to lower housing product warranty costs.

As is typical for a Fleetwood third quarter, our manufacturing operations employed a fair amount of cash. Besides the net loss, we built up inventories during the quarter by 16.4 million in anticipation of needs for the fourth quarter, and our receivables rose by 21.3 million, as we sold a higher proportion of RVs late in the quarter. Primarily as a result of these factors, our cash use from operations totaled 61.6 million, which compared favorably to last year’s use of $89.7 million. Last year included an unusually high inventory build-up.

Despite our customary use of cash during the quarter, the sum of cash and marketable securities at the end of the quarter was $82.4 million, higher than the prior quarter because of a $100 million convertible debt offering that we successfully completed in December. The proceeds of the offering allowed us to pay down 44 million, the amount then outstanding on our credit facility, and funded the build-up of inventory and receivables, including an additional $9 million in finance receivables at HomeOne.

Now that some of the pressure on working capital is easing as the fourth quarter progresses, we are gaining additional flexibility to explore various options to improve our balance sheet.

We do expect to be marginally profitable in the fourth quarter but we are, as yet, uncertain whether the profits will be sufficient to push us into profitability for the full fiscal year. Despite the positive trends in both our businesses, the lag in the manufactured housing recovery, coupled with higher expenses related to servicing our successful note offering, could dampen our final results compared to what we anticipated at the time of our last call. We continue to have positive expectations for fiscal 2005, which for us begins on April 26.

That concludes our general remarks about operating results.

First, I’ll introduce the rest of our team that is available for questions. As Kathy mentioned at the beginning, we have a slightly different group of Fleetwood executives here to answer your questions today. Chris Braun, Senior Vice President of our RV Group, is here. As we mentioned earlier, Boyd Plowman, our CFO, isn’t available today as a result of a scheduled medical procedure. We do expect Boyd will be working within a couple of weeks and back in the office full-time in early April. Meantime, we have Lyle Larkin, our Vice President and Treasurer, and Len McGill, our Senior Vice President of Corporate Finance, as well as two sources of information to answer any questions directed at our Chief Accounting Officer. As many of you saw recently, Jim Smith, our former Vice President and Controller, has been recently promoted to Vice President of our Towable Operations, and here for his first call is Andy Griffiths, our new Vice President and Controller.

Operator? Would you please open up the line for questions?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Our first question comes from John Diffendal of BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

Good afternoon, Ed. I wonder if we can spend a little time talking about the plans on the travel trailer side. I know the revenues were stronger — I guess, from an operating basis, lost about $4.5 million, probably related to problems in running it through the factories. Can you give us sort of a sense on what the plans are there to turn that around?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

You know Jim Smith — I’d like to have Jim answer the question.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Hi, John. For the past year, in fact 15 months, we have been reporting that we’ve had some difficulties with the introduction of the products, as far as getting them produced, because of the depth and breadth of the changes and all the additional features that added complexity.

We have essentially gotten through those problems. We are running at about 100 percent efficiency right now. We’ve got all the models that we want out there; there might be a few stragglers but essentially, our product line is complete. With that, we believe that, with the efficiencies and having our full product line available, that we’ll be able to generate additional material and labor cost savings and improve our gross margins going forward. So that, combined with the additional volume that we foresee, because of the market and the acceptance of our products, should show that the total operation will be profitable from this point going forward.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

John, we also took some pricing actions that really didn’t have any impact until late in the quarter, but we did raise prices and that is also starting to flow through. We haven’t seen a real decline in volume, so that also should help.

John Diffendal - BB&T Capital Markets - Analyst

So what you’re saying is that we’re seeing a kind of a legacy loss from the January quarter that, on a go-forward basis, you’re back to being profitable and better than just sort of breakeven profitability where you were in the prior quarter?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

That’s our expectation, John. So far this quarter, it appears that we’re headed in that direction. It’s always hard to put a finite feel on something like that because anything can happen to you, but the way things are progressing and with Jim’s assessment I think should result in better performance in that group.

John Diffendal - BB&T Capital Markets - Analyst

Do we read anything — I mean, your backlog numbers are still quite high, but you show that dealer inventory of travel trailers is over 18,000 units, up from about 15 in the October quarter. I mean, how is that sort of — (multiple speakers)?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

I will give you two numbers that you don’t normally have — but we watch for aged inventory, in other words, are dealers building up stock? Actually, year-over-year, aged inventory a year ago was 12 percent of dealer inventory; this year, it is 8.3, so the product is turning a lot faster.

When we look at the inventory turn rate, it’s right on schedule where it was. So, yes, they have more inventory, but it’s because we are gaining shelf space and the turn rate is identical to where it was a year ago. So, the product is turning and dealers have less aged inventory than they did a year ago. So, we think both of those are real positive trends for travel trailers.

Jim Smith

I would like to add to that, in terms of our retail performance, so far through this quarter, our travel trailer business retails are up 58 percent over a year ago. So, that again will help. With the inventory position we have and those retails, that bodes very favorable for the April quarter and the July quarter.

Chris Braun - Fleetwood Enterprises, Inc. - SVP RV Group

John, we’re also investing in manufacturing engineering resources and quality resources to do a better job of design for manufacture, which will not only help our plant efficiency but also our material costs and also reduce warranty. We’re looking at rebalancing where we produce what products, which will result in continued price savings.

John Diffendal - BB&T Capital Markets - Analyst

Let me ask sort of a two-part MH question and then I will others ask. I notice here your inventories per independent dealers on the MH side is down. Since you started to give us that data, it’s the lowest level we’ve seen — a little over 6000 units or less than 5 per dealer. Can you give us some sort of thought on that? It sounds like you’ve got pretty low inventories going into the selling season.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We do, John; we see that very positively and hope the trend continues. If you looked at January Stat Surveys, Fleetwood’s wholesale market share was up to 20.5 percent, so that shows that we are gaining more shelf with our dealers. Most recently, we have seen them pick up their order rate. Now, I wouldn’t tell you it’s fantastic, because it’s not, but it has improved. If you look at our backlog versus a year ago, at this period, which was incredibly low, we’re up almost 100 percent in backlog of floors on hand for production. So, we’ve seen that grow; we’ve seen an increase in dealer optimism, especially since the January Louisville show and the National Association of Builders show in Las Vegas. Dealer optimism appears to have turned up and was recently lightened again by Fannie Mae’s announcement on conforming mortgages.

Then our own personal opening up of financing through our HomeOne subsidiary also had a real positive impact, although we don’t have that many of our Pinnacle dealers — as you know, those are exclusive dealers—signed up. What we do have is a lot more optimism with them that they will be able to get more retail financing. And then also, on the positive side for wholesale sales, is that repos are — one, now more expensive to our retailers; and two, there’s less of them — although there is still more than we would like to see, they’re far lesser, and the rate of repos entering the market appears to have slowed.

As you saw in the recent final Q that was filed by Oakwood , both of those numbers were significantly improved. So, we think there’s a lot of positive optimism going on. In the last couple of weeks, we’ve seen our order rate with dealers, especially independent dealers, pick up. I wouldn’t tell you it’s raging yet, but it is exciting to see them optimistic again.

John Diffendal - BB&T Capital Markets - Analyst

Just one last thing — obviously, you all see the new lenders that have popped up. I guess they’re going to your offices. But GMAC and Greentree in particular — there’s certainly been some sense that they’re talking to manufacturers about arrangements and maybe some level of shared risk. Can you give us a little bit of color on how you see those specific lenders on the chattel side — how are they approaching the market?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

GMAC appears to be more comfortable, John, at least initially, with community financing. As you see even as late as last week, they picked up some more communities where they are providing — either buying out the portfolio the community is holding, or they are actually putting up funding for chattel financing for communities, and that’s positive.

On the origination side, I think it’s still unclear where they are heading. They have approached us on a couple of different strategies. Because they are proprietary, I wouldn’t want to go any further than that, other than they are appearing to get tentatively more aggressive in their approach.

Greentree, on the other hand, is looking at doing a lot more. Their recent management change may slow that down a little bit. I think they would like to have started originating in the next month or two. That may be a little bit slowed but everything we see, from their intent, is they would like to get back into origination and do a fairly significant volume, you know, with a few people. That’s the kind of message they passed along to us in some recent meetings.

Operator

Barbara Allen of Natexis Bleichroder.

Barbara Allen - Natexis Bleichroeder - Analyst

Thank you. Could you all give us the backlog comparisons, the year-ago comparisons for us to use, along with what you have in your 8-K?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Sure, Barbara. I can give you some just raw dollar numbers. As of the end of February, compared to a year ago — a year ago, we had about $190 million in the corporate backlog. This year, we have $290 million in the corporate backlog, so our backlogs are up almost $100 million.

Housing backlogs from a year ago, they were around $11.5 million. They are up over $24 million as we speak.

Folding trailers were at about 4.3 million; they are little over 5.1 million — (multiple speakers) — around 50 million, and motor homes went up from 116 million to 210 million, year-over-year.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay, this is —.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Do you want units?

Barbara Allen - Natexis Bleichroeder - Analyst

You were using the end of February, correct? Okay. I missed a couple of them. The end of February total was 290 versus $190 million?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Yes.

Barbara Allen - Natexis Bleichroeder - Analyst

For housing, it was 24 versus 11.5. Folding trailers was 4.3 versus —?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Versus 5.1, travel trailers were flat — 51 million. Year-over-year, they’re about flat, and motor homes was 116 million. It’s 210 million as we speak.

Barbara Allen - Natexis Bleichroeder - Analyst

That’s very encouraging!

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We think so. (LAUGHTER). It’s been a cold winter!

Barbara Allen - Natexis Bleichroeder - Analyst

Could you qualify for me — I think you referred, Ed, to some cost of the note offering that would hit in the fourth quarter. Is that what I heard?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Yes, I think we had our first impact — Andy Griffiths is here. Andy, you or Lyle may be able to say exactly what the impact was for the quarter. It did start to impact the quarter.

Lyle Larkin - Fleetwood Enterprises, Inc. – VP, Treasurer

It would simply be the 100 million. We had about one month’s worth of interest at 5 percent on that 100 million note, but the costs going forward, obviously, we will see a full 5 percent for each quarter for the next….

Len McGill - Fleetwood Enterprises, Inc. – Sr. VP – Finance

We have 1 percent in the third quarter and we will have the full impact in the following quarters.

Lyle Larkin - Fleetwood Enterprises, Inc. – VP, Treasurer

That’s correct.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay, well that’s what you were talking about.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Just dollar wise, I think, Lyle, it was about $0.5 million, that it impacted the quarter?

Lyle Larkin - Fleetwood Enterprises, Inc. – VP, Treasurer

That’s correct.

Barbara Allen - Natexis Bleichroeder - Analyst

That I understood. I thought you meant there was some other charge.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

No, there was no other charge, just that we started to accrue the interest for payment in June on the first payment on that, and we accrued it for the first time. We accrued 0.5 million last quarter – that’s in the income statement.

Barbara Allen - Natexis Bleichroeder - Analyst

On your balance sheet, your long-term debt is up to 102 million, but your convertible preferreds are essentially 375. Where did you put the $100 million one from December?

Jim Smith

It’s in long-term debt, that’s 100 million. Plus, we’ve had over 2 million from FRC from acquisitions that we’ve been carrying for the last three years, I believe. And that is the 102 million.

Barbara Allen - Natexis Bleichroeder - Analyst

That’s what I wanted to be sure of. I was thinking it might be in a different category. Okay. I think that’s pretty much it for me. Thank you!

Operator

Bill Gibson of Nollenberger Capital.

Bill Gibson - Nollenberger Capital - Analyst

I’ve got a question in each of the divisions. I wanted to follow-up a little bit on the lending side on manufactured housing. You discussed Greentree and GMAC. When we saw the Fannie Mae news, getting back to where they were before, I think they mentioned that they would be working with eight separate banks, which implies to me that new banks are entering the business. Are you indeed seeing that?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

You know, I can’t go over the list. There was a couple new names that they were actually piloting, and I think that was positive, Bill. The ones that we have dealt with and are dealing with very strongly right now that were on the list are Origin, Chase, and GMAC were three of the eight. There was a couple of new names and —.

Bill Gibson - Nollenberger Capital - Analyst

I think Washington Mutual was named.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

WaMu actually pulled out of the business and because of that actually came back in, so that was very positive. We’ve actually started to see a little turn-up in the percentage of financing that’s done through Fannie Mae-conforming mortgages now. Within the last 35 to 40 days, we have started to see that pick up. It had hit a low of somewhere in the 11 to 12 percent range after both they and Freddie Mac came in and stirred that market up last fall. Recently, we’ve seen it increase into the mid-teens as a percentage of the total financing of new homes. So, it is having a positive impact.

Bill Gibson - Nollenberger Capital - Analyst

Good. Then, you were going through the gross margin numbers awfully quickly. I am not sure I caught everything. I want to go back to RVs. I know we lost money in travel trailers in the quarter. Would margins have been — if travel trailers had stayed flat — or I guess a better way — sequentially, quarterly, would motor home margins have been up?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

I’ll ask Jim Smith to answer the question. He will know if, sequentially….

Unidentified Speaker

I think they were up, Jim, quarter-over-quarter, but year-over-year…?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Yes. Actually, because of the — motor home margins have been improving over the last five quarters. They dipped in January, just because in our third quarter, we have holiday and vacation pay, so our fringe benefits are up a little bit in the January quarter compared to the end of the second quarter. But if you go back and look year-over-year, you’ll see that there’s a trend where the motor home margins have been improving each quarter.

Bill Gibson - Nollenberger Capital - Analyst

So that sequential decline we saw in the operating margin in RVs would be travel trailers and folding trailers?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

The total margins.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Oh, the sequential. No, there’s not a sequential decline. If you’re going from the second quarter to the third quarter —.

Bill Gibson - Nollenberger Capital - Analyst

Yes, I was doing that on the — at least — maybe I’ve got the wrong number plugged in. I thought I had a sequential decline in operating margin.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Yes, if you go from the second quarter to the third quarter, travel trailers is showing a decline. Again, the same thing applies — because of the holiday pay and the vacation, in other words, the downtime, that typically raises your fringe benefit costs.

Bill Gibson - Nollenberger Capital - Analyst

But as I look at this say, over, the next five quarters, going forward, should I expect to see steady improvements?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Yes, you should. When you say sequentially, I look at it over a longer period of time. If you go back January a year ago, it was 1.1 and then we went to 11.4, 14 percent, 13 percent and 12.6, so we are moving in a positive direction, and we would expect our gross margin, going forward in the April and in the July quarter, to show improvement also.

Bill Gibson - Nollenberger Capital - Analyst

Okay, good. Thank you.

Operator

Derrick Wenger of Jefferies & Company.

Derrick Wenger - Jefferies & Co. - Analyst

Yes, two questions — capital expenditures, what are you projecting for this fiscal year and next, if you will. Then secondly, what was the net gain from the drapery disposition sale?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

The gain on the drapery operation was 3.6 million.

Derrick Wenger - Jefferies & Co. - Analyst

The net?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

There were $700,000 of incremental expenses that related to the shutdown of the operation, so if you deduct that, you’re closer to 2.9 million.

Derrick Wenger - Jefferies & Co. - Analyst

This is after-tax?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Before tax.

Derrick Wenger - Jefferies & Co. - Analyst

What would it be after-tax?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

You could multiply that by an effective tax rate of 37 percent, but we have no provision or benefit right now because of the valuation allowance.

Derrick Wenger - Jefferies & Co. - Analyst

Okay.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

On an after-tax basis, it was, in fact, a $3.6 million gain on the sale with 700,000 of incremental expenses.

Derrick Wenger - Jefferies & Co. - Analyst

And the capital expenditures?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Capital expenditures right now are at — through the nine months at 15.9 million. We thought, at the beginning of the year, our projection was closer to a $35 million number. We will have continuing CapEx in the fourth quarter. I think we will probably get to about the $25 million level. So, we’re going to fall short of our budget, and that had to do with — we are expanding a couple of our facilities and due to the weather, we are little bit behind on that, so some of that CapEx will fall into our first quarter.

Derrick Wenger - Jefferies & Co. - Analyst

Okay. What is the outlook for next year, for ‘05?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

About 35 million.

Derrick Wenger - Jefferies & Co. - Analyst

Okay. Those figures that you were giving me, those are gross figures, right? I believe, on the statement, you reported a net number?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

That’s exactly right.

Derrick Wenger - Jefferies & Co. - Analyst

There’s 25 million expected gross for this year, 16.9 million gross for the nine months.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

That’s correct.

Operator

Wilkcon Lee of Scout Capital.

Wilkcon Lee – Scout Capital

Yes, I just had a question regarding how to treat the in-the-money converts. I know there’s a bunch of preferreds that are now in-the-money and the notes you just issued. What is the right way we should think about the dilution on a going-forward basis?

Len McGill - Fleetwood Enterprises, Inc. - SVP Corp. Finance

Well, I think I might ask Jim Smith — this is Len McGill — but I think, on an EPS basis, if that is your question, that these shares are included.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

We will use the as-converted method. Once we are profitable, then that will come into the weighted average number of shares, if that was the question.

Wilkcon Lee – Scout Capital

I guess the question is, are they going to be converted, I guess is really my question, and that’s a different question.

Ed Caudill

Yes, it is a different question. Len McGill will deal with that question.

Len McGill - Fleetwood Enterprises, Inc. - SVP Corp. Finance

Yes, the $100 million note offering, as you might imagine, that we completed in December did give us a lot of flexibility, operationally and also to take a look at the trust preferreds. We initially used the proceeds there to pay down our bank debt and invested it in inventory. But as we are reporting here, we’re coming out of our seasonally slow quarter and so we’re revisiting the proceeds from that.

And the other thing that has happened is a function of the terms of the note. As of February 15th, on both of the tiers of the 9.5 percent preferreds, we can now call these for early redemption for an early-redemption premium above par. We also have the right to defer the interest payments on these 9.5s in the same fashion that we’re currently deferring the interest payments of our older 6 percent series.

So, at the present time, we look at a number of factors and have a number of options open to us. I don’t think we’re quite ready to announce any specific steps at this time.

If that answers the question? Are there any other questions?

Operator

Robert Rodriguez of First Pacific Advisors.

Robert Rodriguez - First Pacific Advisors - Analyst

Good morning, gentlemen. You’ve answered most of my questions. The only other one I had was — with regards to the Fannie Mae deal and their approved lenders, where does that put you in on your operations? Will you become an approved lender or will you be working with one of the others that is approved, or how is that going to occur?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Bob, a couple of things — one, we’ve talked to Fannie Mae. I think they’re limiting the pool of people until they get through with their test. They told us, you know, they’ve seen our numbers. We’ve been vetted by two or three different credit rating agencies and our pool of loans has been tested by at least two different groups, one independent group and one at Greenwich Capital when they provided us our warehouse line. So, we don’t see any issue about it. We’ve had at least three of those institutions approach us wanting to do something with us in relation to using their ability with Fannie Mae, and we don’t see any issue there at all. We’re actually talking with them now about how to use their ability to provide, under the Fannie Mae conditions, both at FRC and selectively with some of our independents. So we have access to that very readily. At least three of them would like to do something with us as soon as we want to do something.

Robert Rodriguez - First Pacific Advisors - Analyst

On another issue, whether you can comment or not, have you heard or had any discussions — or I should say just heard — whether the Greentree operations, with their backers, want to try and vertically integrate in this business?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

I think you would have to ask them. You know, the only discussions that we’ve had with them has been with Greentree about them providing some form of financing for our independents. That’s basically the same discussions we’ve had with Origin. As you saw a few months ago, we announced a program with Origin for our independents, and we’ve had a similar discussion with Greentree.

And those discussions with Greentree are ongoing, as to how to originate and what benefit there is for each one of us. They are looking, as they’ve announced, at doing more origination and getting back into originating loans. The timing, I think, has been just temporarily interrupted by a change of management there, but every indication we got from them in the last couple of weeks is that it’s business as usual and they are going ahead with their interest in getting back into originating, primarily chattel but some nonconforming mortgages also.

Robert Rodriguez - First Pacific Advisors - Analyst

Well, they have to get into it; otherwise their book of business is going to run off!

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Which I think really is where they are headed, but you need to talk to Fortress, Flowers and Cerberus there; they are the ones that own that.

Operator

Eliot Glazer of DuPasquier and Company.

Eliot Glazer Analyst

First, I want to thank you, Ed, and your management team for being so forthcoming; this is one of the better conference calls I have been on lately.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Well, thank you.

Eliot Glazer Analyst

The first question is there was a rise in receivables in the quarter of 198 million. Can you address that?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Eliot, typically during our third quarter, you’ll see the receivables rise and in this particular quarter, because of our significant increase in shipments of both travel trailers and folding trailers [Correction: motor homes] — and the dealers tend to take them towards the latter part of the quarter just because of, again, the holiday period — they did spike up to about 198 million. So that was higher than what we’ve seen in the past but we’ve also had a 45 percent increase in our shipments of travel trailers and better than a 20 percent increase in our shipments of motor homes, so that drove those increases.

Eliot Glazer Analyst

Understood. Next question — component shortages during the quarter led to employee overtime and higher shipping costs. What is the status of those component shipments and what effect might they have?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Let me answer that for you. You know, as in any business, as economies heat up, things go in short supply. In some things, we were short last quarter and now it’s no longer an issue. Currently, we’re seeing some issues around commodities and just spot shortages almost any day of almost whatever you can imagine. There’s nothing significant or specific. There was an industry-wide issue a quarter ago related to ranges; all of those things are pretty much behind the industry I think now. There was also an issue with carpeting; there was a big problem with one of the major manufacturers of carpeting last quarter, and they have overcome that.

Then Ford ran into an issue with both tight shipments on Class C chassis and a technical problem that delayed shipments on some Class A chassis. Then cabinet doors industry-wide were short last quarter but those things are kind of behind us and now there’s the latest, you know, component issues.

So, I think, as the economy ramps up, we are struggling, like all businesses, to stay on top of what manufacturers are trying to do to ramp their capacities back up. But today — there was a short last quarter; there is no longer a short and —.

Eliot Glazer Analyst

Okay, but the bottom line, in terms of using words, not numbers, would you expect as much of an effect in the January quarter on employee overtime and higher shipping costs from shortages overall?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

No, we’re seeing fewer specific shortages. We had very specific issues, and the industry did, with late shipments. We didn’t miss any shipments, but they were later in the quarter on things like ovens and cabinet doors and carpet — because we took some hits on the housing side also because of late carpet shipments and a little bit on RVs.

Chris Braun - Fleetwood Enterprises, Inc. - SVP RV Group

But we don’t anticipate that level of overtime….

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

No, we don’t. That was a one-time quarter thing and a unique situation; there was about four or five components.

Eliot Glazer Analyst

Okay, the next question — why were product warranty costs down $32 million for the nine months? What do you expect product warranty costs generally to run in the future?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We think they’re going to continue to decline. I’ll talk to it just generally and let Jim talk to it specifically. We’ve seen a real improvement in our housing warranties. They’ve declined significantly, and I think most of that decline was in housing. We’ve also seen some improvement in warranty on motor homes. We’ve seen a little bit of decline the other way in trailers, so it’s a combination of things. I’ll let Jim talk more specifically.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

I think you meant to say 32 percent, right? I heard 32 million. It does relate primarily to the housing. Obviously, that industry is off over 22 percent; our shipments are down, so that leads to a lot less exposure. That’s one aspect of it.

But the other, more important one is that cost decreases — our cost per unit to repair has gone down dramatically, both because of the way that we’re servicing the unit and because of our administration of that service cost. This is a trend that we have seen throughout this year.

Eliot Glazer Analyst

So, in general, would you expect your product warranty-ing costs to trend slightly downwards in the future?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

With the volume, yes, and also, I think there’s additional savings coming out of the Housing Group.

On the motor home and travel trailer side, because of the significant increase in our volume, we would expect that our dollar costs would go up, but as a percentage of the sales, the costs should decline.

Eliot Glazer Analyst

My last area of questions — can you give us some more color on the five new diesel pushers? Why are they more affordable? Why are the more attractive than the competition? What is the total available market for this product? What is your market share?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

In diesels, our market share has gone up significantly, year-over-year, on diesel pushers. Let me get you the exact numbers. I think, ending December, we were at 20.4 percent (inaudible) — the full year numbers, we went up from about mid-18 percent in retail market share on diesels up to over 20 percent. That growth was purely due to product and product quality and our ability to deliver a little more value at a price point.

We are seeing a long-term trend of diesels, as a percentage of Class A market share, continuing to grow. If you look over the last decade, they’ve really moved from about 25 percent of the total build to 35 percent and are continuing to gain share against gas. We’re continuing to gain share and size there, as we both redesign and increase the styling and the value points inside of our products. Each one of the new products we’ve introduced — the Discovery with 3 and 4 slides, the Revolution of three years ago now, and a new Excursion, which we did an update on last year and we’re just introducing a new unit this year — all have continued to gain share and traction.

Eliot Glazer Analyst

Excellent. Thank you very much, gentlemen.

Operator

Michael Novak of Frontier Capital.

Michael Novak - Frontier Capital - Analyst

A couple of questions, please. Your double-digit manufactured housing unit increase goal for the full year — is that going to be fiscal 2005 in total over 2004, or is it just the back half?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We need to talk both calendar and fiscal year. We think it’s going to be the second half of the calendar year, which will really impact the last three quarters of our fiscal year. We expect that we will see a lot more turn up. We’re just now starting to see a turn into what’s called the buying season, and we will see a little bit of pick-up in our first fiscal quarter, but we think that most of that will happen in the last three quarters.

Our double-digit growth is really assuming that we will keep our market share and we will get the benefit of a lift from about 131,000 units last calendar year to what’s estimated to be, at current market assessments, 145,000 wholesale this year.

Michael Novak - Frontier Capital - Analyst

Fair enough, but just to clarify, fiscal year to fiscal year, do you expect — ?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Double-digit pick-up? Yes.

Michael Novak - Frontier Capital - Analyst

What unit volume in manufactured housing do you think you need to get back to a mid-single-digit operating margin?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Okay, I know what you’re saying. You know, it really gets to us on a number of floors, and floors in that quarter. For us to get into the 4 or 5 percent operating margin range on manufacturing, we really need to be somewhere above 10,000 floors per quarter. Below that — and that will get us into the high 50s, the low 60s in operating capacity.

If you had to pick a point, it’s probably right around 60 percent capacity, or operating capacity.

Michael Novak - Frontier Capital - Analyst

Okay. Where were you at in the current quarter?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We’re running, right now, I think, Jim, about 52 or 53 percent. I think we published the number.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Housing for the third quarter was at 54 percent.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

54 percent, down from 63 percent in the second quarter. So, in the second quarter, I think we were around 3.4, 3.5 percent in operating margin, somewhere in that range — anyway, right around 60 percent, we started to get back in that 3 to 5 percent operating profit.

Michael Novak - Frontier Capital - Analyst

Can you expand a little bit upon your plans to improve the performance of the retail division other than growing the HomeOne finance operations?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We’re looking at several things. One, I think, as you saw in our public announcements, we brought in a new, high-level retail person, and he has totally restructured the management side of that operation. Because of that, we are already starting to see improved performance. We’ve also gone in and identified the specific nonperformance of each location and what actions need to be taken.

Additionally, besides some of the actions we’ve talked about, we are running some special products that will come through that group, over the next two to three months, that we also think will drive some volume back through. Then we’re looking at some other things that I’d rather not comment on right now, as far as the products that go through that group that we think will help their performance.

We have seen their performance improve, especially in the last quarter, as we measure revenue recognition. Their revenue recognition was up significantly over where it was a year ago.

Michael Novak - Frontier Capital - Analyst

Right. Understanding a little bit of your history and getting into that division and the fact that this hasn’t historically been a big moneymaker for you, what does a well-run retail operation in this business — what type of margin should they earn?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Really, we believe that that business could earn 25-plus operating [Correction: gross] margins. A good example I think is if you look at the Clayton organization and their last Q, I think their operating margins—not their operating margins, their gross margins— were running around 27 percent. You know, when you net out expenses — I’m not totally familiar with that, but it does have a very acceptable plus 7 percent operating margin at Clayton. We think those ranges are realistic for us too if we could get our gross margins back. They are not there now but we believe, with the actions taken in both getting additional volume through these centers and taking costs out of them, that we can get our operating margins in acceptable ranges — more in the 5 to 7 percent operating range.

Michael Novak - Frontier Capital - Analyst

Great. Then could you explain what happened — what was going on with the tax provision in the current quarter?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

I mentioned that early on in that we have a valuation allowance against our deferred tax assets. With that valuation allowance, the accounting is that you should not provide any benefit or provision. Actually, it really impacts the comparison of this year versus last year because last year, that 18 million net loss, you had about a 5 or $6 million benefit that reduced it. So, on an apples-to-apples basis, if you looked at it this year, it would be — really, a comparison would be 23 million versus a 10 million loss.

Michael Novak - Frontier Capital - Analyst

Okay. Then for modeling purposes and what your forward guidance is based on, what tax rate would that be?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Well, we usually figure a 37 to 38 percent effective tax rate. But right now, with no federal provision and having certain states that have no carry-back, or no benefit actually — for example, like Texas — that what ends up showing is a net provision, even though we have a pre-tax loss.

Michael Novak - Frontier Capital - Analyst

Okay, so your slightly positive earnings per share guidance for the fourth quarter is using a 37 or 38 percent tax rate?

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

No, it’s not. Like I indicated, we don’t get a benefit on any loss and we don’t show a provision on any gain.

Michael Novak - Frontier Capital - Analyst

Okay. Then my last question is, do you foresee a need, other than the finance operations, in the near future to raise any capital?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

No, we obviously look at markets all the time and if something — we still have some fairly expensive debt on our balance sheet and if something opportunistic came up like we did in December, where we were able to replace some significant high debt and pay down a fairly expensive bank line and reduce our interest costs through that, we would look at that. But we don’t have any specific intentions at this current time.

Michael Novak - Frontier Capital - Analyst

Okay, and if you fully converted all of the trusts to equity, your sort of totally diluted share outstanding count would be about 53.5 million?

Len McGill - Fleetwood Enterprises, Inc. - SVP Corp. Finance

Well, we wouldn’t fully convert all of the trust preferreds because the 6 percents are not in-the-money, so it — (Multiple Speakers) – but if we convert these 9.5 percents, I think going from memory….

Lyle Larkin - Fleetwood Enterprises, Inc. - VP, Treasurer

If you took the trust preferreds in total, that’s the 6 percents plus the 9.5 percents, the total dilution is 21.6 million shares.

Len McGill - Fleetwood Enterprises, Inc. - SVP Corp. Finance

Six percents only represent about 4 million of that, I think.

Lyle Larkin - Fleetwood Enterprises, Inc. - VP, Treasurer

That’s right, the 6 percents is 4.1 million of that.

Michael Novak - Frontier Capital - Analyst

The total is 21.5. Thank you very much.

Jim Smith - Fleetwood Enterprises, Inc. - VP Towable Ops

Michael, just because when you were asking about the margin question on housing and Ed responded with the capacity, I looked back and at the October quarter, when we were in the 60 percent level, we were at 3.4 percent of return on sales.

Michael Novak - Frontier Capital - Analyst

Thank you.

Operator

Richard Keim of Kensington Management Group.

Richard Keim - Kensington Management Group - Analyst

Good morning or good afternoon, wherever you guys are. A quick question — I came on the call a little late but the question is this — have you talked about the — I know you talked about various shortages you’ve had ovens, cabinet doors and carpets. How about generally about your costs, the cost of material? What’s going on there? What’s going on with wood? What’s going on with metal, steel, etc.?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

I think it’s pretty much in the public record, especially the steel costs — what’s happened. We have seen some significant increases. Because of some agreements with suppliers, we’ve been able to delay some of those cost increases short-term, but we will be impacted by those, going forward.

We have, in both of our businesses, taken both price increases and set up special pricing for periods of time as wood costs went up and down. We’ve put surcharges on the housing side, and we are currently looking at our cost structure and forward-looking into where we expect our costs to be. We are projecting doing additional price increases or surcharges if necessary to stay out in front of them.

We do see raw material costs — I think, recently in the Journal, they published steel costs up 69 percent, and that impacts us on housing and on trailers more than anything else.

Aluminum prices are up; wood prices, especially for oriented strand board or OSB, which we use somewhat in our housing and quite a bit in our trailers for flooring, are up significantly but we are on top of those cost increases and have been pushing them through the marketplace. Copper, almost whatever you can imagine. And it’s the effect of a rising economy.

Richard Keim - Kensington Management Group - Analyst

So you are fairly well protected on a short-term because of pre-buying? Is that what you said?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Yes, some, and agreements we’ve had. I wouldn’t tell you we are protected out really far, because we’re not, but at least through the current quarter because of negotiated agreements. Whatever impacts we’ve seen we’ve taken into consideration either through price increases or surcharges, and some things have been delayed into our first quarter next year, which begins in May. We are already looking at whatever pricing actions we need to do to make sure we retain our profitability.

Richard Keim - Kensington Management Group - Analyst

Okay, so I am not to expect that pressure on margins, as you go forward and you guys come out and say, well, — raw material costs have just gone up?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

No, we are on top of that game. We had a little bit of a problem a couple of quarters ago on the trailer side; we didn’t react fast enough. On the housing side, we have been very aggressive, especially we’re so impacted by wood costs and OSB and plywood costs, we’ve been surcharging that business pretty aggressively for the last two or three quarters.

Richard Keim - Kensington Management Group - Analyst

Would you say your competitors are doing the same thing?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We expect, over the next week, that almost all of our RV competitors will go out with price increases of some significant magnitude; we’ve seen ranges anywhere from 3 to 5 percent.

Richard Keim - Kensington Management Group - Analyst

That should pretty well cover it, right?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Yes, we think so.

Richard Keim - Kensington Management Group - Analyst

You did mention Ford type C and Class A chassis which ran into a technical problem, a delivery problem. Is that behind you, too?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

We’ve pretty much covered ourselves. In some cases, we’ve started using some General Motors chassis to build some Class C motor homes. I’m sure Ford wasn’t happy about it, but when they got tight on delivery, we weren’t going to miss units and in certain markets, the General Motors chassis was fine. The technical issue at Ford had to do with brake fluid filling the brake chambers. They got through all of that issue and they have since caught up and we’re no longer seeing any shortages on Ford Class A gas chassis.

Richard Keim - Kensington Management Group - Analyst

Gentlemen, I thank you.

Operator

David Ross of Praxis.

David Ross - Praxis - Analyst

It was reported earlier this week that January manufacturing housing shipments were largely down but single sections were up about 17 percent. How does that affect you? Is there something going on in single sections that is sustainable or what?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

I can answer that as best we can. We probably impacted that more than anybody. We have a strong business relationship with one very large community builder, and we built an excessive number of single-wides for that community builder.

We are seeing some slight improvement in single-wides, but I think that that was abnormally impacted, because they took a significant number of units in the December/January timeframe that shifted the mix of single wides.

David Ross - Praxis - Analyst

Two things — is this relationship going to continue? How did that affect this quarter, next quarter — if you were a significant part of it, what about the timing and how does it affect the income statement?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

It did have an impact because it held our volumes up during a period of — you know, if you take a look at that quarter, I don’t know exactly where we fall but it was one of the ugliest quarters I think anybody can remember. The total wholesale housing was reported down under 30,000 units for the quarter, and that’s the first time in some incredible long time. So just the timing of the order was very timely for us.

It would be hard for — at least for me — to break out the financial impacts of that. But it did have an impact and we do have a great relationship with this particular company, and we hope it does go forward. We are talking to them now and they seem to be very interested in doing some additional things, but there’s nothing formal.

David Ross - Praxis - Analyst

Great, thank you.

Operator

Robert Weaver of Forest Investments.

Robert Weaver - Forest Investments - Analyst

Yes, your comments on the 9.5 preferreds – is that in any way a change from your previous communications?

Len McGill - Fleetwood Enterprises, Inc. – Sr. VP – Finance

I didn’t entirely hear the question. Are you saying is our disclosure changing?

Robert Weaver - Forrest (ph) Investments - Analyst

What you said about the 9.5 preferreds and about your preferreds in general — you have traditionally, or for the last couple of quarters, you’ve been saying what your intentions were, whether you were planning to call them or not. Does this represent a change at all in your communications on that?

Len McGill - Fleetwood Enterprises, Inc. – Sr. VP – Finance

I think what we are reporting as changed from prior quarters is the $100 million debenture offering and the use of proceeds that I think we did touch on the trust preferreds as a possible use of proceeds in that offering and then the February 15th change in the terms, the ability to call them and the ability to defer the interest rates, so we are reporting two facts. I don’t think we are necessarily committing to any particular change in guidance from what we’ve said in the past.

Robert Weaver - Forrest (ph) Investments - Analyst

Okay, thank you.

Operator

Mitchell Golden of RH Capital.

Mitchell Golden - RH Capital - Analyst

Just one more time on the price increases, if you would, because during the original part of the call, you had mentioned the price increases only hitting the back end of the quarter. Then you just went through some detail about how you were passing on some of the material costs through pricing. Are any of the price increases above and beyond passing through costs, or is all the increase just a reflection of the pressure you felt on the cost side?

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Most of it reflects material cost increases. And there is some labor increase; we did an increase on the housing side recently because of a wage increase. As we’ve looked forward at pricing, our labor costs have increased, and so that will be a component. And where there’s any elasticity in the market, we will look at the opportunity to increase prices based on the value we provide. But most of it was related to materials and labor.

Operator

John Diffendal of BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

I guess, not too long from now, Clayton will buy Oakwood and be the largest company in the industry. I just wanted to get you to comment on whether that will change any dynamics that Fleetwood has to deal with.

Two, they’ve bought a fair number of houses from you. The last time we talked, I guess on the call, that wasn’t changing at all. I just want to see if that’s still the same status.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Yes, John, you know, recently, at MHI, I met Kevin Clayton at a forum and he likes the current business relationship and we do too, so we intend to keep that relationship of being a supplier to them where it makes sense. You know, they haven’t gotten Oakwood yet; they do have it but they won’t take possession until April 1st.

You know, I think, short term, all of those things have their own share of difficulties sorting out. Long-term, yes, it will have an impact, which I think will force change in the industry for people to be competitive with Clayton. Obviously, if you look at their new market share combined with Oakwood, it’s somewhere above 23 percent, and now that’s all in-house origination. So, that’s going to make it tougher for people who either want to come into the industry and originate — because it’s going to be a smaller pool to originate from — so that, of course, we think will force some alignments between financial institutions that want to be in this industry and who the players are they can finance with.

John Diffendal - BB&T Capital Markets - Analyst

Of course, 21st Mortgage is going after the rest of the market.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

21st Mortgage obviously is going after the rest of the market,. They are a good financial institution. It’s really going to be interesting to see how much of the market they can gain versus some other very strong people like GMAC and Greentree.

So, I guess our stance is we’re looking at that from a competitive standpoint and looking at what we need to be looking like out in the future. That’s part of our long-term strategic planning. But how much of an impact or how it will impact or what the industry will look like I think is going to take some time to sort out. Any time two companies merge, especially as different as Oakwood and Clayton is, there’s obviously potentially some issues in getting all that integration done. So, short term, we think they’re going to be very focused on trying to figure all of that out.

Longer-term, they will be a much stronger competitor and with Buffett’s cost of capital, a very aggressive competitor.

Operator

Barbara Allen of Natexis Bleichroder.

Barbara Allen - Natexis Bleichroeder - Analyst

Thank you. My question has already been answered.

Operator

There are no further questions at this time.

Ed Caudill - Fleetwood Enterprises, Inc. - President, CEO

Okay, operator, thank you. We appreciate everyone attending our conference call today. We look forward to talking to you next quarter. Thank you.

Operator

Thank you for participating in this afternoon’s conference call. You may now disconnect.

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